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                                                                   Exhibit 10.35


                CONSTRUCTION, OPERATION AND MANAGEMENT AGREEMENT

     This Agreement ("Agreement") is made as of this 5th day of June, 2003, by and between NEW ENGLAND WASTE SERVICES OF MASSACHUSETTS, INC., a Massachusetts corporation having its principal place of business at Auburn Materials Recovery Facility, 15 Hardscrabble Road, Auburn, Massachusetts ("NEWS"), and the TOWN OF TEMPLETON, Massachusetts, acting through, and having a place of business at, its Board of Health, Town of Templeton, 9 Main Street, Baldwinville, Massachusetts 01436 (the "Town"). NEWS and the Town are referred to together herein as the "Parties" or interchangeably as a "Party".

     WHEREAS, the Town is the owner of the Templeton Sanitary Landfill, which is an approximately 58-acre site located off King Phillips Trail, State Route 202, in the Town;

     WHEREAS, NEWS provides integrated solid waste services including, collection, transfer, disposal, and recycling services, generation of electricity and steam, and the manufacture of finished products utilizing recyclable materials; and

     WHEREAS, the Town and NEWS wish to set forth in this Agreement the terms on which NEWS will engineer, permit, construct, operate, monitor and maintain the Landfill.

     NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants and agreements hereinafter contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

     For the purpose of this Agreement the following words and phrases shall have the following meanings:

     "Acceptable Sludge" shall mean sludge generated by the Wastewater Treatment Plant.

         "Acceptable Waste" shall mean "solid waste" as that term is now or hereafter defined in 310 CMR 19.00; provided however, Acceptable Waste shall also include Acceptable Sludge and Special Waste to the extent that NEWS obtains necessary DEP approval to dispose of such materials at the Landfill, but shall not include waste material which NEWS finds, in its sole discretion, to pose an unreasonable risk or danger to the operation or safety of the Facilities or the environment, or is excluded by any of the terms and conditions of any permits, licenses or approvals obtained with respect to the operation of the Facilities.

     "Additional Properties" shall mean the properties adjoining the Landfill which are described more fully on SCHEDULE 1.1 attached hereto.

     "Annual Royalty Payment" shall have the meaning set forth in Section 2.2.

     "Base Rate" shall have the meaning set forth in Section 2.7.

     "Board" shall have the meaning set forth in Section 10.


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     "Closure" shall mean the act or process of deactivating a landfill in compliance with a DEP-approved final closure plan and applicable closure requirements, excluding those acts and activities which are required for Post Closure Care including monitoring, reporting and maintenance for the periods set forth in the relevant environmental statutes and regulations, as they may be amended.

     "Committee" shall have the meaning set forth in Section 10.

     "Convenience Station" shall mean the convenience station to be constructed at the Landfill for the receipt and transfer of residential Acceptable Waste and recyclables from residents of the Town.

     "DEP" shall mean the Massachusetts Department of Environmental Protection, an agency of the Commonwealth of Massachusetts.

     "Effective Date" shall mean the date of this Agreement, as set forth above.

     "Existing Site" shall mean the property owned by the Town as of the Effective Date which geographically consists of the approximately 58-acre site located off the southerly side of King Phillips Trail, State Route 202.

     "Facilities" shall mean the Landfill, Personal Property, Convenience Station and Recycling Program to be constructed, owned or utilized by NEWS in the handling of Acceptable Waste and Recyclables pursuant to this Agreement, intended to be all personal, real, and intangible property which is the subject of this Agreement.

     "Financial Assurance" shall mean one or more closure and post-closure indemnity bonds or alternative credit mechanisms in form and amount required by law.

     "Force Majeure" shall mean any act, event or condition affecting the Facilities or the parties to the extent that it materially and adversely affects the ability of either party to perform or comply with any obligation, duty or agreement required of the party under this Agreement, if such act, event, or condition is beyond the reasonable control of a party or its agents relying thereon and is not the result of the willful or negligent action, inaction or fault of the party relying thereon. Force Majeure shall include, without limitation: (a) an act of God, epidemic, landslide, lightning, earthquake, fire, explosion, storm, flood or similar occurrence; (b) an act of public enemy, war, blockage, insurrection, terrorism, riot, general arrest or restraint of government and people, civil disturbance or disobedience, sabotage or similar occurrence, interference by third parties with any solid waste disposal operations or any other duties of NEWS or the Town; (c) a strike, work slowdown, or similar industrial or labor action; (d) an order or judgment (including, without limitation, a temporary restraining order, temporary injunction, permanent injunction, or cease and desist order) or other act of any federal, state, county or local court, administrative agency or governmental office or body; (e) the denial, loss, suspension, expiration, termination or failure of renewal of any permit, license or other governmental approval required to operate the Facilities which does not result from any negligent or willful act or omission of the party; (f) adoption or change (including a change in interpretation or enforcement) of any federal, state, county or local law, rule, permit, regulation or ordinance after the effective date applicable to the parties or the Facilities, adversely affecting


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any obligations or rights hereunder, including, without limitation, such changes which have an adverse effect on the cost of development, construction, operation or maintenance of the Facilities or on the acceptance of waste at the Landfill;
(g) the institution of a legal or administrative action, or similar proceeding, by any person, firm, corporation, agency or other entity which delays or prevents any aspect of the development or operation of the Facilities, including, without limitation, comments on or challenges to the consideration or issuance of any permit, license or other approval required to construct or operate the Facilities; or (h) if NEWS is for any reason (other than any reason resulting from its negligent or willful act or omission) delayed or barred by governmental or judicial action from collecting all or any part of the fees to be paid under this Agreement, as may be from time to time adjusted, and any other payments that may become due and owing.

     "Gas System" shall have the meaning set forth in Section 8.

     "Indemnified Party" shall have the meaning set forth in Section 15.1(a).

     "Indemnifying Party" shall have the meaning set forth in Section 15.1(a).

     "Landfill" shall mean all of the Town's assets and properties used or held for use by the Town in connection with the Templeton Sanitary Landfill and located off the southerly side of King Phillips Trail, State Route 202, within the Town and consisting of at least fifty-eight (58) acres of land, including the full benefit of all utility arrangements, site assignments, licenses and permits, including rights of assignment to the extent any such site assignment, licenses and permits may be assignable and all other rights, assets and interests all as used in connection with the Templeton Sanitary Landfill. To the extent that any Additional Properties are acquired by the Town or by NEWS or its affiliates and approved by the DEP for use as a landfill, "Landfill" shall also mean such Additional Properties.

     "Lined Landfill" shall mean the Landfill, excluding the Unlined Landfill.

     "Losses" shall have the meaning set forth in Section 15.1(a).

     "Net Revenues" shall mean, for any period of determination, revenues recognized and collected by NEWS on account of Tipping Fees incurred by customers, net of taxes (other than taxes on NEWS' income) and other deductions.

     "Permitted Capacity" shall mean the capacity of the Lined Landfill to receive municipal solid waste, as approved by the DEP, calculated as the annual equivalent of the daily rate on the basis of six days per week, 4.3 weeks per month, twelve months per year.

     "Personal Property" shall mean all of the personal property used or held for use by NEWS in connection with the operation of the Landfill together with equipment related thereto, exclusive of real property. Any such personal property and equipment owned by the Town which is to be designated as Personal Property shall be listed on a schedule to be prepared by the Town and NEWS from time and time. The Personal Property is intended to be all personal property and interests related thereto subject of this Agreement.


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     "Phase" shall mean a portion of the Landfill permitted for construction and operation under applicable law.

     "Post Closure Care" shall mean those acts and activities which are required for post-closure care including monitoring, reporting and maintenance for the time set forth in the relevant environmental statutes and regulations, as they may be amended.

     "Property" shall mean any parcels of real property located in the Town on which the Landfill is or may be located, together with all building and fixtures which are used and located at the Landfill, including without limitation, the real property owned by the Town as of the date hereof more particularly described in SCHEDULE 1.2, attached hereto and made a part hereof.

     "Recycling Program" shall mean all of the equipment and buildings associated with the recycling program to be constructed and operated by NEWS.

     "Scale House" shall have the meaning set forth in Section 10.

     "Sewer Extension" shall have the meaning set forth in Section 2.5(c)

     "Special Waste" shall mean "special waste" as that term is now or hereafter defined and regulated in 310 CMR 19.00, or waste which requires special approval from the DEP.

     "Third-Party Claim" shall have the meaning set forth in Section 15.2(a).

     "Tipping Fee" shall mean the tipping fees established for the disposal of a single Ton of Acceptable Waste at the Landfill paid to, and retained by NEWS, in accordance with this Agreement.

     "Ton(s)" shall mean 2000 pounds.

     "Unlined Landfill" shall mean the approximately twelve (12) acres of the Landfill which was operated by the Town and utilized as an unlined landfill until its final closure in June 1996.

     "Wastewater Treatment Plant" shall mean the Town's waste water treatment plant located at Reservoir Street, Baldwinville, Massachusetts 01436.

2. LINED LANDFILL

     2.1 EXCLUSIVE USE.

          (a) EXCLUSIVE RIGHT TO USE. The Town hereby grants NEWS the exclusive right, franchise, license and privilege to permit, build, operate, manage and utilize the Landfill on the Property and to take all actions appurtenant thereto, commencing on the Effective Date and continuing for the term of this Agreement, including, but not limited to:

               (i) The exclusive right, franchise, license and privilege to take possession of, occupy and have exclusive use of the Landfill, including with respect to physical and managerial control. Nothing herein shall limit


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               the right of NEWS to use its own personal property, which right shall be unrestricted. Without limiting the foregoing, the Town shall not during the term of this Agreement or any extension thereof grant any other person or entity any right, franchise, license or privilege to operate, manage or otherwise utilize the Landfill or any other disposal facility within the Town's jurisdiction.

               (ii) The exclusive right, franchise, license and privilege to operate and dispose of Acceptable Waste at the Lined Landfill, with full right to accept such Acceptable Waste from others whether generated from within or outside the Town. NEWS shall have the right to detain and inspect the contents of all vehicles which are delivering waste to the Landfill to ensure that only Acceptable Waste is being delivered to the Landfill. NEWS shall have the right to refuse or reject any waste that it concludes is not Acceptable Waste in its sole discretion or, if not detected prior to entering the Landfill, NEWS shall have the right to remove such waste and ensure its proper disposal, all at the hauler's expense. NEWS shall have the sole right to ban haulers from disposing at the Landfill who or which violate the rules governing the Landfill and until such time as the expenses for reimbursement are paid to NEWS for the removal waste NEWS concludes is not Acceptable Waste.

               (iii) The exclusive use of permits in the Town's name. The parties agree to use good faith and due diligence in obtaining permits and any modifications or amendments thereto.

               (iv) The exclusive right to establish, collect and receive all Tipping Fees and other amounts paid or payable with respect to the disposal of Acceptable Waste at the Landfill or otherwise with respect to the Landfill.

     2.2 PAYMENTS TO THE TOWN. In consideration of the Town's agreements hereunder, NEWS agrees to make the following payments:


          (a) NEWS shall pay to the Town the sum of five hundred thousand dollars ($500,000), of which one hundred thousand dollars ($100,000) shall be paid upon the Effective Date, and the remaining four hundred thousand dollars ($400,000) shall be paid upon written request of the Town; provided that, in any event, such four hundred thousand dollars ($400,000) shall be paid by the tenth anniversary of the Effective Date.

          (b) NEWS will pay to the Town the greater of (i) Eight and one-half percent (8.5%) of Net Revenues or (ii) One million one hundred thousand dollars ($1,100,000) per 12-month period (the "Annual Royalty Payment") during which there is Permitted Capacity at the Landfill, commencing on the date on which NEWS first accepts Acceptable Waste at the Landfill pursuant to this Agreement. The Annual Royalty Payment due for any period at the end of the term of this Agreement that is less than 12 months, shall be prorated. Payment pursuant to this Section 2.2(b) will be made within 30 days following the end of the 12-month period to which such payment relates. NEWS agrees to post a letter of credit or other bond reasonably


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acceptable to the Town in the amount of $1,100,000 to secure the amount payable pursuant to this subparagraph (b), which such letter of credit or bond shall be renewable annually. Notwithstanding the foregoing, the Town acknowledges that the Annual Royalty Payment is based on an assumption of Permitted Capacity based on 500 Tons per day, and such Annual Royalty Payment shall be reduced on a pro rata basis to the extent that actual Permitted Capacity is less than such amount for any portion of the period covered by the payment.

     2.3 OBLIGATIONS OF NEWS

          (a) PERMITTING. NEWS shall use commercially reasonable efforts to obtain at its expense, in Phases as determined by NEWS, all necessary permits and authorizations to construct and operate the Landfill, including preparing all necessary permit applications, reports and/or studies.

          (b) CONSTRUCTION. NEWS shall at its expense construct the Lined Landfill to the extent of the permits so received and to the extent deemed appropriate by NEWS, including preparing the subgrade and constructing landfill cells in accordance with such permits. Prior to the commencement of the construction of the Landfill, the Town will have the right to remove and sell for its benefit all minerals from the Existing Site, consistent with the development plan for the Landfill. The Town shall give NEWS access to the Landfill commencing on the Effective Date for purposes of enabling NEWS to shape and contour the site in anticipation of a permit to construct, subject to any limitations required by law.

          (c) OPERATION.

               (i) NEWS shall at its expense be responsible for the day-to-day operation of the Landfill, including weighing waste, testing waste for nature and consistency, preparation of waste for disposal, cell construction, disposal of waste, preparing and applying daily interim and final cover, construction of temporary roads and other temporary access, installation and monitoring of ground water wells, maintenance and operation of a leachate collection system, and disposal of leachate.

               (ii) NEWS shall at its expense be responsible for providing and maintaining all necessary facilities, including equipment, for the receiving and handling of waste to be disposed of at the Landfill.

               (iii) NEWS shall be responsible for:

                    (1) Providing and maintaining all Personal Property necessary to operate the Landfill.

                    (2) Employing all necessary personnel to operate the Landfill.

                    (3) Providing all services incidental to the business of operating the Landfill.


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               (iv) NEWS shall be responsible for Closure and Post Closure Care of each Phase of the Lined Landfill if the capacity of such Phase is exhausted during the term of this Agreement. Other than on account of a default by the Town, should this Agreement be terminated prior to the exhaustion of the capacity of a particular Phase, NEWS shall be responsible for a proportionate share of the Closure and Post Closure Care costs based on the percentage of capacity NEWS filled of that particular Phase.

               (v) NEWS shall weigh all vehicles containing waste to be delivered to the Landfill pursuant to this Agreement. NEWS shall utilize scales approved by the Commonwealth of Massachusetts to weigh all waste delivered to the Landfill. NEWS shall have the right to impose additional charges beyond the Tipping Fee for Special Waste based on volume unit, weight or characteristics. The Town or its authorized representative shall have the right at the Town's sole expense to test the accuracy of scales located at the Landfill, provided that these tests are conducted at reasonable times and do not unreasonably interfere with the orderly operation of the Landfill.

          (d) PROJECT APPROACH. NEWS' activities with respect to the Landfill shall be in accordance with the "Project Approach" set forth in SCHEDULE 2.3 attached hereto; provided, however, that in the event of an inconsistency between this Agreement and such schedule, this Agreement shall prevail.

     2.4 MUNICIPAL SOLID WASTE COLLECTION PROGRAM FOR THE BENEFIT OF THE TOWN. The following services shall commence at such time as the Landfill opens for acceptance of Acceptable Waste:

          (a) CONVENIENCE STATION. NEWS shall construct, operate and own the improvements constituting a residential Convenience Station located at the Landfill at which residents of the Town may dispose of Acceptable Waste generated from their own residential activities, at no charge to the Town, up to an aggregate annual amount of one-half Ton of Acceptable Waste per Town resident, as reflected in the most recently completed Town census. Notwithstanding that NEWS shall not charge the Town for such service, the Town may charge its residents for such residential waste disposal in order to effect solid waste policies or otherwise. NEWS shall not be responsible for the transportation or delivery of waste by or on behalf of the residents of the Town except to the extent necessary to transfer such waste from the Convenience Station into the Landfill. NEWS shall transfer ownership of the Convenience Station to the Town at no cost upon termination of this Agreement.

          (b) RECYCLING PROGRAM. NEWS shall operate at the Convenience Station a recycling program, which shall generally be modeled after the program established by affiliated companies in the State of Vermont as more fully described on SCHEDULE 2.4(b). There shall be no fee charged to the Town for such program. NEWS shall be responsible for the transportation of recyclables to a recycling facility for resale and additional processing and NEWS shall retain the recycling revenue generated by such resale and additional processing as an offset of its operations costs associated therewith.


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          (c) MUNICIPAL BUILDINGS; PUBLIC WORKS DEBRIS. NEWS will collect
Acceptable Waste generated by the Town in the normal course of business, as deposited by a Town agency or department in designated containers at specified municipal facilities located within the Town, and dispose of such Acceptable Waste at no charge to the Town. Within 30 days after the Effective Date, the Town shall provide to NEWS a schedule of such municipal facilities designated for Acceptable Waste removal and the expected tonnage at each such facility. NEWS shall accept for disposal at the Landfill, at no charge to the Town, the Town's public works debris, including but not limited to road sweepings, catch basin material and debris from road construction projects, subject to permit limitations and so long as such materials are Acceptable Waste. NEWS shall have no transportation obligation with respect to such public works debris.

          (d) WASTEWATER TREATMENT PLANT ACCEPTABLE SLUDGE. Subject to the receipt of necessary permits, NEWS agrees to collect, transport and dispose of Acceptable Sludge from the Wastewater Treatment Plant, up to a maximum of 500 Tons per year, to the extent that the Town's existing sludge landfill is no longer permitted to accept such Acceptable Sludge. Such sludge may be disposed of by NEWS at the Landfill or treated through a composting program as may be developed by NEWS. The Town shall have the obligation to remove contaminants from sludge generated by the Wastewater Treatment Plant such that it constitutes Acceptable Sludge prior to collection by NEWS.

          (e) COMPOST. Subject to the receipt of necessary permits, NEWS shall construct and operate a compost area at the Landfill for leaf and yard waste disposal. Residents of the Town shall pay no fee for the disposal of such leaf and yard waste at the Landfill. Compost produced may be used by NEWS, the Town or the residents of the Town, as available.

          (f) HOUSEHOLD HAZARDOUS WASTE. NEWS will conduct an annual household Hazardous Waste disposal day at the Landfill for residents of the Town.

          (g) SOLID WASTE ACTIVITIES. The Town may build facilities at the Landfill for purposes of engaging in activities consistent with the operation of the Landfill, subject to the reasonable approval of NEWS.

          (h) INSURANCE. Any insurance policies purchased and maintained by NEWS in connection with the construction, operation and management of the Landfill shall, where legally permissible, name the Town as an additional insured.

     2.5 OBLIGATIONS OF THE TOWN.

          (a) The Town shall support the activities of NEWS in obtaining, maintaining and amending (in the Town's name if necessary) all licenses, site assignments, permits and registrations requested by NEWS in connection with this Agreement, including increasing the Permitted Capacity of the Landfill to that based on 750 Tons per day, accepting out-of-town waste and the permitting of a leaf and yard waste composting facility at the Landfill. In addition, the Town shall support the permitting of additional Phases as requested by NEWS from time to time to the full capacity of the Landfill, including with respect to such Additional Properties as may be acquired by the Town or by NEWS from time to time. The Town shall issue to NEWS


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any municipal permits or approvals necessary for NEWS to construct and operate the Lined Landfill as set forth herein. The Town shall not take any action, including adopting any By-law, which shall impair the right of NEWS under this Agreement.

          (b) The Town (including its boards and departments) hereby appoints NEWS as its agent or, alternatively, grants NEWS a limited power of attorney (to the extent permissible by law) to file documents, execute documents, submit permit applications, consult with the DEP, represent the Town in front of the DEP, and represent the Town at any public hearings that might be necessary relative to the obtaining of the requisite environmental and ancillary permits that might be necessary for approval of the operation of the Lined Landfill.

          (c) In consideration of NEWS' agreement to accept Acceptable Sludge from the Wastewater Treatment Plant for disposal, the Town will accept up to that number of gallons per day of leachate generated from the Landfill for treatment and disposal at the Wastewater Treatment Plant as shall be agreed upon by the Town and NEWS; provided that the Town shall have no responsibility for transporting such leachate to the Wastewater Treatment Plant. The Board will recommend to the Water and Light Board of the Town that the leachate be accepted for disposal by the Town at no cost to NEWS. NEWS may, at its own cost and expense, evaluate the technical, economic and environmental feasibility of an extension of the Town's Municipal Sewer System to the Landfill (the "Sewer Extension") for the transportation of leachate to the Wastewater Treatment Plant. If determined, in NEWS' discretion, to be a desirable method of leachate conveyance, NEWS may engineer and permit the sewer extension, in which case the Town will construct such extension in the dimensions specified by NEWS to convey leachate, and NEWS will reimburse the Town for its installation and incur all operations and maintenance costs of such Sewer Extension during the term of this Agreement. The Town agrees to issue NEWS all necessary leachate discharge permits consistent with acceptable discharge schedules and appropriate DEP permit regulations.

     2.6 HOURS OF OPERATION. The hours of operation of the Landfill, including the Convenience Station, shall be mutually determined by the Town and NEWS. The Town and NEWS shall develop a disaster contingency plan which will provide for extended hours of operation of the Landfill as may be necessary to assist in the emergency response to such disaster.

     2.7 INSPECTION. The Town shall have the right, at its own expense, to appoint a monitor (the "Monitor") to inspect the Landfill in order to ensure that the provisions of this Agreement are being complied with, that only Acceptable Waste is being received at the Landfill, and that the Landfill is being operated in conformity with Massachusetts and United States environmental laws. NEWS shall reimburse the Town up to fifty thousand dollars ($50,000) per year (the "Base Rate") to cover the direct and indirect costs of the Monitor. NEWS agrees to increase the Base Rate annually by an amount equal to any actual increases in non-salary costs of the Monitor which are comparable with any actual increases in non-salary costs of other Town employees. In addition, NEWS agrees to increase the Base Rate annually to cover a percentage increase in the Monitor's salary equal to the percentage salary increase for such year of comparable Town employees.


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3. EXPANSION

     The Town shall use its best efforts to support NEWS' acquisition of Additional Properties for the expansion of the Landfill. Additional Properties shall be acquired in the form mutually agreed upon by the parties and may include (i) purchase by NEWS, (ii) purchase by the Town or (iii) taking by eminent domain. In the event NEWS purchases Additional Properties, the lesser of the purchase price or the fair market value of such Additional Properties shall be amortized over a twenty (20) year period against the Annual Royalty Payment. In the event there is a dispute as to the fair market value of the Additional Properties, such dispute shall be resolved by an independent appraiser mutually acceptable to the Town and NEWS. NEWS shall transfer ownership of the Additional Properties to the Town at no cost upon termination of this Agreement; provided however, that NEWS shall continue to have access to such properties as necessary to fulfill any Closure and Post Closure Care obligations.

4. UNLINED LANDFILL

     4.1 REDISPOSAL. Subject to permitting authority, NEWS shall remove and redispose the waste disposed in the Unlined Landfill into the Lined Landfill.

     4.2 CLOSURE. From and after the Effective Date, and subject to Section 15.1(b) below, NEWS shall assume the monitoring, reporting and Financial Assurance obligations of the Town as required by law with respect to the Post Closure Care of the Unlined Landfill until such time as its contents are removed and redeposited into the Lined Landfill as set forth in Section 4.1 or until the later of (i) the termination of this Agreement or (ii) the date on which such obligation terminates in accordance with applicable law, if such removal does not occur. In connection therewith, NEWS shall post such Financial Assurance as may be required by law in lieu of any such Financial Assurance currently posted by the Town.

5. FINANCIAL ASSURANCE

     NEWS shall post such Financial Assurance as may be required by law in connection with the operation of the Lined Landfill.

6. USE AND COMPLIANCE WITH LAW

     The Facilities shall be kept by NEWS in substantial order and repair outside and inside at its sole cost and expense and NEWS shall comply with all orders, regulations, rules and requirements of every kind and nature, now and hereinafter in effect, of the federal, state, municipal or other governmental authorities having the power to enact, adopt, impose or require the same whether they be usual or unusual, ordinary or extraordinary or whether they or any of them relate to environmental requirements or otherwise.

     NEWS shall have the right, at its own cost and expense, to contest or review by legal proceedings the validity or legality of any law, order, ordinance, rule, regulation, direction, or certificate of occupancy and during such contest NEWS may refrain from complying therewith provided that NEWS has obtained an appropriate stay of enforcement or is not otherwise in violation of law as a result thereof.


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7. LABOR UTILIZATION

     In addition to the other powers granted to NEWS, it is expressly acknowledged that in the exercise of the dominion and control of the Facilities, NEWS will be free, without restriction, to subcontract out those services that it deems appropriate in its sole discretion, including, but not limited to, Closure, Post Closure Care, or such other services that NEWS deems necessary, provided, however, that to the extent applicable, NEWS shall ensure that the subcontractors follow the provisions of this Agreement. In performing its obligations hereunder, NEWS agrees to provide special consideration to the use of local contractors and services providers where qualified and as permitted by applicable law.

     NEWS is an equal opportunity employer that complies with all federal, state and local employment laws. As an equal opportunity employer, NEWS sets terms and conditions of employment, including, without limitation, hiring, employing, promoting and compensating employees, without regard to sex, race, color, national origin, ancestry, pregnancy, religion, age, disability, sexual orientation, genetic information or any other characteristic protected by law.

8. GAS COLLECTION

     NEWS will evaluate the potential beneficial use of gas generated at the Landfill. If NEWS determines, in its sole discretion, that electricity generation is feasible, NEWS will construct, operate and maintain the electrical generation equipment, in which case the Town shall have the right to sell any such generated electricity for its own benefit, after reimbursing NEWS for its costs of so constructing, operating and maintaining such equipment. If NEWS determines that the generation of electricity from gas generated at the Landfill is not feasible, it will allow the Town to contract such generation rights to a third party. NEWS will be entitled to any emissions reductions credits generated by the Landfill. The Town shall have the right to review NEWS' estimated costs of any such electricity generation program upon request.

9. TRAFFIC MITIGATION

     NEWS and the Town will agree upon a dedicated traffic route to the site from Route 2. In addition, NEWS shall cooperate with the Town in implementing additional traffic mitigation measures.

10. RECORDS/AUDITS/CONTRACT MANAGEMENT

     All trucks entering and exiting the Facility will be weighed at a truck weighing facility (the "Scale House") located at the entrance of the Facility. The Scale House will record the type and quantity of material received at the Landfill along with the source of the material. A work report shall be completed by NEWS on a daily basis, which shall detail the manpower and equipment on the site, area of work, tonnage of material received, weather conditions and OSHA recordable injuries, if any, at the site. A copy of all scale house logs, daily work reports, manifests and bills of ladings shall be maintained at the Facility for review and inspection by the Town's Monitor in accordance with the records retention requirements of this Agreement as described below.


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     The acceptance by the Town of the Annual Royalty Payment shall be without prejudice to the Town's rights to an examination of NEWS' books and records relating to the operation of the Facilities in order calculate Net Revenues. NEWS shall keep accurate and true books and records with respect to all material received under the Recycling Program and all Acceptable Waste received at the Landfill; provided that NEWS shall not be obligated to hold the books and records for more than 3 years. At the end of such 3-year period, NEWS shall offer copies of the books and records to the Town. If the Town does not elect to retain the books and records, such books and records may be destroyed. The Town and its agents shall have the right at all reasonable times, but in no event more than twelve times each calendar year, and on five days prior written notice to NEWS, to inspect and examine the accounts, records, books, contracts and other data concerning the gross volume of business conducted under this Agreement to the extent relevant to the calculation of monies due the Town. Any information obtained by the Town as a result of such examination shall be treated by the Town and its representatives as confidential, except as may be required by Massachusetts Public Records Law, M.G.L. ch. 66, Section 10.

     This Agreement shall be managed on behalf of the Town by its Board of Health (the "Board"). Upon the request of the Board, a landfill oversight committee (the "Committee") shall be established. The Committee will consist of two representatives of the Town, two representatives of NEWS and one independent member selected by the Town and approved by NEWS. The Committee shall be responsible for the management of this Agreement and shall meet at least quarterly for purposes of discussing issues that may arise from time to time under this Agreement.

11. NO JOINT VENTURE

     It is further understood and agreed that neither this Agreement nor the method set forth herein for computing payments to the Town by NEWS, nor any other provision of this Agreement, are intended nor shall ever be construed as to create a partnership by and between the Town and NEWS or make NEWS and the Town joint venturers, or make the Town in any way responsible for debts and/or losses of NEWS.

12. REPRESENTATIONS AND WARRANTIES OF THE TOWN

     The Town represents and warrants to NEWS as follows:

     12.1 The Town is a municipality in the Commonwealth of Massachusetts with full legal right, power and authority to enter into and to fully and timely perform its obligations under this Agreement.

     12.2 The Board, on behalf of the Town, is duly authorized to execute and deliver this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Town which is enforceable against the Town in accordance with its terms.

     12.3 Neither the execution or the delivery by the Town of this Agreement nor the performance by the Town of its obligations in connection with the transactions contemplated hereby or the fulfillment by it of the terms and conditions hereof conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to it or materially conflicts with, violates or results in a breach of any term or condition of any order, judgment or decree or any agreement or instrument to which the Town is a party or by which the Town or by any of its properties or personal property are bound or constitutes a default.

     12.4 No action of the Town or referendum of voters which has not been obtained is required for the valid execution and delivery by the Town of this Agreement or the performance by the Town of its obligations hereunder.

     12.5 There is no action, suit or proceeding at law or in equity before or by any court or governmental authority pending or threatened against the Town or the Property (including without limitation any condemnation or eminent domain actions) in which an unfavorable decision, ruling or finding would materially adversely affect the performance by the Town of its obligations hereunder or other transactions contemplated hereby or that in any way would materially adversely affect the validity and enforceability of this Agreement or the rights of NEWS set forth herein.

     12.6 The Town knows of no facts which would prevent, limit or restrict the granting of permits for the Landfill, including the Additional Properties, at a Permitted Capacity based on 750 Tons per day.

     12.7 There are no contracts or agreements whereby any person, firm or entity has any right over the Facilities or with respect to the Property.

     12.8 The improvements located on the Property (including the Unlined Landfill) are not the subject of any official or threatened complaint or notice of violation of any applicable zoning ordinance, use ordinance, building code, certificate of occupancy or similar rule, regulation or permit or any site license or any environmental license, permit or approval and no such violation is known to exist. Use of the Property for the uses contemplated by this Agreement is permitted as of right under all applicable zoning and land use laws, rules and regulations. No action of the Town or referendum of voters is pending or, to the Town's knowledge, threatened to make use of the Property as a landfill other than permitted as of right.

     12.9 None of the constructed buildings, structures and improvements subject to this Agreement encroach on adjoining real estate, and none of the buildings, structures and improvements on adjoining real estate encroach on the Property.

     12.10 All constructed buildings, structures and improvements are located and constructed in conformance with all setback lines, easements and other restrictions or rights of record where it has been established by the applicable zoning or building ordinance or were in place prior to the institution of such restrictions.

     12.11 None of the Property or Facilities is subject to a security interest, mortgage, deed of trust, lien, encumbrance or similar interest, except as set forth in SCHEDULE 12.11 attached hereto and made a part hereof, and the Town owns fee simple good insurable title to the Property.

     12.12 All reports and returns, whether to the DEP or other agency, regarding the Facilities required to be filed with any governmental agency to date (federal, state or local) have been filed. The Town has no notice of any claim, or threatened claim, of violation of any applicable federal, state, county and local law, ordinance or regulation, including those applicable to discrimination in employment, pollution of the environment and occupational safety and health relating to the Landfill. Without limiting the foregoing, the Town has filed all of the required notifications with the United States Environmental Protection Agency and the DEP.

     12.13 The Town knows of no material disposal at the Landfill which it has reason to believe would give rise to liability under the Comprehensive Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended or M.G.L. ch. 21E, as amended.

13. REPRESENTATIONS AND WARRANTIES OF NEWS

     NEWS represents and warrants to the Town as follows:

     13.1 NEWS is a corporation duly incorporated, validly existing and authorized to do business under the laws of Massachusetts with full legal right, power and authority to enter into and fully and timely perform its obligations under this Agreement.

     13.2 NEWS is duly authorized to execute and deliver this Agreement and this Agreement constitutes a legal, valid and binding obligation of NEWS which is enforceable against NEWS in accordance with its terms.

     13.3 Neither the execution or delivery by NEWS of this Agreement nor the performance by NEWS of its obligations in connection with the transactions contemplated hereby or the fulfillment by it of the terms and conditions hereof conflicts with, violates or results in a breach of any law or governmental regulation applicable to it or materially conflicts with, violates or results in a breach of any term or condition of any order, judgment or decree or any agreement or instrument to which NEWS is a party or by which NEWS or any of its properties or personal property are bound or constitutes a default thereunder.

     13.4 All corporate action has been taken which is required for the valid execution and delivery by NEWS of this Agreement or the performance by NEWS of its obligations hereunder.

     13.5 There is no action, suit or proceeding at law or in equity before or by any court or governmental authority pending or threatened against NEWS in which an unfavorable decision, ruling or finding would materially and adversely affect the performance by NEWS of its obligations hereunder or any other transaction contemplated hereby or that in any way would materially adversely affect the validity or enforceability of this Agreement.

14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the parties contained in this Agreement shall survive the date hereof and shall expire upon termination of this Agreement. Neither the Town nor NEWS shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation and warranty expires.

15. INDEMNIFICATION

     15.1 GENERAL AGREEMENT TO INDEMNIFY.

          (a) Each of the Town and NEWS (each, an "INDEMNIFYING PARTY") shall indemnify, defend and hold harmless the other Party and any director, officer or affiliate of the other Party (each, an "INDEMNIFIED PARTY") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "LOSSES") incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of the Indemnifying Party contained in this Agreement to have been true in all material respects as of the date hereof or (ii) the breach by the Indemnifying Party of any covenant or agreement of such Party contained in this Agreement to the extent not waived by the other Party.

          (b) The Town further agrees to indemnify and hold harmless NEWS and any director, officer or affiliate thereof with respect to any Losses resulting from actions taken or commencing at the Landfill (including the Unlined Landfill) prior to such time as NEWS assumes operational control of the Landfill, including without limitation the disposal of materials of any sort into the Landfill, whether such liability arises by operation of law or out of a wrongful act or neglect of the Town or otherwise. In addition, the Town further agrees to indemnify and hold harmless NEWS and any director, officer or affiliate thereof, with respect to any Losses resulting from the management, disposal or composting of sludge from the Wastewater Treatment Plant.

          (c) NEWS further agrees to indemnify and hold harmless the Town with respect to any Losses resulting from the disposal of Acceptable Waste at the Lined Landfill arising subsequent to the Effective Date.

          (d) The indemnification obligations of each Party under this Section 15 shall inure to the benefit of the directors, officers and affiliates of the other Party on the same terms as are applicable to such other Party.

          (e) The rights to indemnification under this Section 15 shall be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

          (f) Except with respect to claims based on fraud, the indemnification provided in this Section 15 shall be the sole and exclusive remedy after the date hereof for damages available to the Parties with respect to claims resulting from or relating to any breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; PROVIDED, HOWEVER, this exclusive remedy for damages shall not preclude a Party from bringing an action for specific performance or other equitable remedy to require the other Party to perform its obligations under this Agreement.

     15.2 GENERAL PROCEDURES FOR INDEMNIFICATION

          (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the Party against whom indemnification is sought of the assertion of any claim, or the commencement of any action, suit or proceeding by any third party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "THIRD-PARTY CLAIM"), to assume the defense and control the settlement of such Third-Party Claim.

          (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

          (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or
(ii) does not provide for a complete release by such third party of the Indemnified Party.

16. TERM; TERMINATION

     16.1 TERM. This Agreement will be effective as of the Effective Date and continue in effect until the twentieth anniversary of the Effective Date (the "Initial Expiration Date"); provided, however, that in the event that, upon the Initial Expiration Date, the Landfill (including any Additional Properties then included within the Landfill) has additional remaining unfilled capacity (whether permitted or permittable), then this Agreement shall be extended until such remaining capacity has been utilized; subject, in any such case, to termination pursuant to paragraph 16.2 below. In NEWS' reasonable judgment, the Landfill has an estimated useful life of at least twenty years.

     16.2 TERMINATION. This Agreement may be terminated at any time:

          (a) By mutual agreement of the Town and NEWS;

          (b) By NEWS if:

               (i) Any legal proceeding or government investigation shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would prevent NEWS from successfully engaging in the activities contemplated by this Agreement or otherwise make the performance by NEWS of its obligations hereunder imprudent;

               (ii) Any material portion of the Facilities is condemned, destroyed or damaged by fire or otherwise;

               (iii) Any of the Town's representations or warranties were not materially true and accurate when made; or

               (iv) The Town fails to perform its obligations under Section 2.5 above and fails to cure such default pursuant to Section (d) below.

          (c) By the Town if NEWS fails to perform its obligations under Sections 2.2, 4.2 or 5 above, and fails to cure such default pursuant to Section
(d) below.

          (d) Upon a breach by a party of its obligations under this Agreement, such party shall (i) cure the breach within ninety (90) days of receipt of written notice from the non-breaching party; or (ii) continuously demonstrate within such cure period that it is actively and continuously pursuing a course of action which can reasonably be expected to lead to a curing of the breach (in which case the ninety (90) day period will be extended for so long as the breaching party is actively and continuously pursuing such a course); provided, however, that in the event of the failure of any party to this Agreement to pay the other party or parties any sum or due amount required to be paid when due hereunder, cure shall consist of payment which will be made within fifteen (15) days of written demand from the non-breaching party.

          (e) All other breaches of this Agreement that do not explicitly give rise to a right of termination pursuant to this Section 16 may be enforced by judicial or administrative order or judgment, as the case may be, but shall not give rights to either party to terminate this Agreement.

17. STRICT PERFORMANCE

     The failure of either party to insist on the strict performance of any of the terms, covenants and provisions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such term, covenant, condition, provision or option.

18. ASSIGNMENT

     This Agreement may be assigned by NEWS to any entity controlling, controlled by, or under common control with NEWS.

19. CAPTIONS AND HEADINGS

     Captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or of the scope or intent of this Agreement.

20. MODIFICATIONS.

     This Agreement cannot be changed orally, but only by agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought or by its duly authorized agent.

21. NOTICE

     All notices or other communications to be given hereunder shall be in writing and may be given by personal delivery or by registered or certified United States mail, return receipt requested, properly addressed as follows:



To the Town:                      Templeton Board of Health
                                  9 Main Street
                                  Baldwinville, MA 01436
                                  Attn: Director


With a copy to:                   Mark A. Goldstein, Esq.
                                  Town Counsel
                                  144 Central Street
                                  Gardner, MA 01440


To NEWS:                          James W. Bohlig, President
                                  Casella Waste Systems Inc.
                                  25 Green Hill Lane
                                  P.O. Box 866
                                  Rutland, VT  05702


With a copy to:                   Jeffrey A. Stein, Esq.
                                  Hale and Dorr LLP
                                  60 State Street
                                  Boston, MA 02109
                                  Fax: 617-526-5000


or to such other person as the Town or NEWS, as the case may be, shall have specified by notice duly given pursuant to this Section.

22. FORCE MAJEURE

     In the event that the Town or NEWS is rendered unable, wholly or in part, by an event of Force Majeure to carry out any of the obligations under this Agreement, then the obligations of the respective party may be suspended during the continuation of the event of Force Majeure, but for no longer a period. At any time that either party intends to rely upon an event of Force Majeure to suspend obligations as provided in this section, the party shall notify the other party to this Agreement as soon as reasonably practical describing in reasonable detail the circumstances of the event of Force Majeure. Notice shall again be given when the effect of the event of Force Majeure has ceased.

23. SEVERABILITY

     In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that it is the intention of the parties that in lieu of such term, clause or provision that is held to be invalid, illegal or unenforceable, there should be added by mutual agreement as a part of this Agreement a term, clause or provision as similar in terms to such illegal, invalid or unenforceable term, clause or provision as may be possible, valid, legal and enforceable. Notwithstanding the above, if the term of this Agreement is held to be invalid, illegal or unenforceable in any respect, then the term of this Agreement shall automatically be the maximum valid and legal term allowed by applicable common or statutory law. In the event that the term held to be invalid, illegal or unenforceable prevents the operation of the Lined Landfill by NEWS to the extent of the fullest definition of Acceptable Waste as set forth herein, and the term may not be amended to allow such operation, NEWS may, at its option, terminate this Agreement.

24. ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the Town and NEWS, and cancels and supersedes all prior negotiations, representations, understandings and agreements, either written or oral, between such parties with respect to the subject matter hereof.

25. COUNTERPARTS

     This Agreement may be executed in two (2) counterparts, each of which will be considered an original.

26. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts.

27. BINDING EFFECT; RUNNING WITH THE LAND

     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and/or assigns. This Agreement shall run with the land and shall be binding on the Town's successors in title to the Property.

28. RECORDING IN PUBLIC LAND RECORDS

     This Agreement shall not be recorded in the public lands record, and any such recording of this Agreement in its entirety shall be a material default of this Agreement. Notwithstanding the foregoing, the Town and NEWS shall contemporaneously with their execution and delivery of this Agreement execute, acknowledge and deliver in recordable form a Notice of Contract with respect to this Agreement, which Notice of Contract may be recorded in the public land records by either the Town or NEWS at its sole expense.

29. AUTHORITY OF PARTIES

     The individuals who have executed this Agreement on behalf of the respective parties expressly represent and warrant that they are authorized to sign on behalf of such entities for the purpose of duly binding such entities to this Agreement.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have placed their signatures and seals.


     THE TOWN:


     TEMPLETON BOARD OF HEALTH


     By: /s/ Randy J. Lawrence
        ---------------------------------------------------
        Randy J. Lawrence, Chairman


     Attest: /s/ Sheila R. Tallman
           ------------------------------------------------


     Date of Execution: June 5, 2003
                      --------------------------------------  (the Town Seal)


     By: /s/ Ida E. Beane
        ---------------------------------------------------
        Ida E. Beane, Vice Chairman and Clerk


    Attest: /s/ Sheila R. Tallman
           ------------------------------------------------


     Date of Execution: June 5, 2003
                      --------------------------------------  (the Town Seal)


     By: /s/ Neil A. Cullen
        ---------------------------------------------------
         Neil A. Cullen, Member


     Attest: /s/ Sheila R. Tallman
           ------------------------------------------------


     Date of Execution: June 5, 2003
                      --------------------------------------  (the Town Seal)


     NEWS:


     NEW ENGLAND WASTE SERVICES OF MASSACHUSETTS, INC.


     By: /s/ James W. Bohlig
        ---------------------------------------------------


     Attest: /s/ Priscilla A. Hughes
           ------------------------------------------------


     Date of Execution: June 5, 2003
                      --------------------------------------  (Corporate Seal)

                                  SCHEDULE 1.1
                        Map showing Additional Properties

                                  SCHEDULE 1.2

                         Real Property Owned by the Town


Existing Site

                                  SCHEDULE 2.3

                               "Project Approach"

                                 SCHEDULE 2.4(b)

Rolloff containers will be provided to allow for the segregation of materials banned by the DEP from landfill disposal such as recyclables, paper, leaf and yard debris, tires and white goods. Recyclable materials will be accumulated within rolloff containers located within the recycling area. At such time that the containers are full, recyclables will be transported offsite by NEWS to a permitted recycling facility, for resale or additional processing at no cost to the Town. Materials to be accepted at the Recycling Center will include:




AUTO             BULKY ITEMS          HOUSEHOLD GOODS        PAPER                     RECYCLABLES
----             -----------          ---------------        -----                     -----------
Tires            Scrap Metal          Furniture              Newspaper                 Bottles
Oil Filers       White Goods          Household Items        Tel. Books                Cans
Motor Oil        Magazines            Clothing               Office Paper              Paper
Antifreeze       Boxes                                       Corrugated Cardboard      Plastic
Batteries        Propane Tanks
                 Recyclable CRT's


Additional recyclable materials will be managed as may be required by DEP permits related to the operation of the Landfill.

                                 SCHEDULE 12.11

                                  Encumbrances


None

                  CERTIFICATE OF COMPLIANCE WITH STATE TAX LAWS


June 5, 2003


Board of Health
Town of Templeton
9 Main Street
Baldwinville, Massachusetts 01436


Pursuant to M.G.L. Chapter 62C, Sec. 49A, and M.G.L. Ch. 151A, Sec. 19A, I certify under the penalty of perjury that New England Waste Services of Massachusetts, Inc. has complied with all laws of the Commonwealth of Massachusetts relating to taxes, reporting of employees and contractors, and withholding and remitting child support.


NEW ENGLAND WASTE SERVICES OF
MASSACHUSETTS, INC.

By:    /s/ James W. Bohlig
   -----------------------------------------
   Name: James W. Bohlig
   Title: Vice President


04-3489747
----------
Federal Identification Number

                            NO COLLUSION OR CONFLICT


June 5, 2003


Board of Health
Town of Templeton
9 Main Street
Baldwinville, Massachusetts 01436


The undersigned hereby certifies under the pains and penalties of perjury, the following:

1. The Construction, Operation and Management Agreement dated as of the date hereof by and between the Town of Templeton, Massachusetts, acting through its Board of Health (the "Town") and New England Waste Services of Massachusetts, Inc. ("NEWS") (the "Agreement") has been executed with full authorization to do so;

2. The Agreement has been made in good faith without, directly or indirectly, participating in any collusion or fraud, or otherwise taking any action in restraint of free, competitive bidding in connection with the Agreement;

3. All statements contained in the Agreement and this affidavit are current, complete, true and correct, and made with full knowledge that the Town relies upon the truth of the statements contained in the Agreement and in the statements contained in this affidavit;

4. NEWS is not currently suspended or debarred from doing business with any governmental entity; and

5. NEWS has reviewed all of its engagements and pending engagements, and that, in entering into the Agreement, no potential conflict of interest or unfair advantage exists.


NEW ENGLAND WASTE SERVICES OF
MASSACHUSETTS, INC.


By:   /s/ James W. Bohlig
   -----------------------------------------
   Name:  James W. Bohlig
   Title: Vice President

                            Certificate of Authority

     I, John W. Casella, hereby certify that I am the Vice President and Clerk of New England Waste Services of Massachusetts, Inc., a Massachusetts corporation (the "Company"), and that, as such, I am authorized to execute this Certificate on behalf of the Company. I hereby certify that:

     James W. Bohlig is the duly elected, qualified and acting Vice President of the Company and the signature set forth opposite his name below is his true signature.

            James W. Bohlig                    /s/ James W. Bohlig
                                               ---------------------------

     IN WITNESS WHEREOF, I have executed this Certificate as of this 5th day of June 2003.

                                  NEW ENGLAND WASTE SERVICES OF
                                  MASSACHUSETTS, INC.


                                  By:    /s/ John W. Casella
                                     -------------------------------------
                                     Name:  John W. Casella
                                     Title: Vice President and Clerk